Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-258712) of Ginkgo Bioworks Holdings, Inc. and in the related Prospectus of our report dated May 14, 2021 (except for the reverse recapitalization described in Note 1, as to which the date is November 23, 2021), with respect to the consolidated financial statements of Ginkgo Bioworks, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 24, 2021